Exhibit 99.8(q)(i)

Amendment No. 1 to Fund Participation and Service Agreement

between

Protective Life Insurance Company

American Funds Distributors, Inc.

American Funds Service Company

Capital Research and Management Company

and

American Funds Insurance Series

Protective Life Insurance Company (“Insurance Company”), on its behalf and on behalf of certain segregated asset accounts of the Insurance Company, American Funds Distributors, Inc., American Funds Service Company, Capital Research and Management and American Funds Insurance Series, have previously entered into a Fund Participation and Service Agreement dated June 18, 2015 (as amended to date, the “Agreement”). The parties now desire to amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.  Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.                                      The preamble to the Agreement is hereby deleted and replaced with the following:

“Protective Life Insurance Company (“Insurance Company”), for itself and on behalf of one or more separate accounts of the Insurance Company (“Separate Accounts”), American Funds Distributors, Inc. (“AFD”), American Funds Service Company (“Transfer Agent”), Capital Research and Management Company (“CRMC”), and the American Funds Insurance Series (the “Series”), an open-end investment company for which AFD, CRMC and Transfer Agent provide services and which is divided into funds (hereinafter collectively called the “Funds” and, individually, a “Fund”), for good and valuable consideration, hereby agree on this 18th day of June 2015, that shares of the Funds shall be made available to serve as underlying investment media for certain variable annuity and variable life insurance contracts (hereinafter called “Contract(s)”; holders of such Contracts hereinafter called “Contractholder(s)”) to be offered by the Insurance Company subject to the following provisions:”

2.                                      The first three sentences of Section 1.a. are hereby deleted and replaced with the following:

“As distributor of the Series, AFD agrees to make Class 1, Class 2, and Class 4 shares of the Funds that offer such share classes available to the Insurance Company for itself and on behalf of the Separate Accounts on the attached Exhibit A pursuant to the terms of the Agreement.  The Insurance Company agrees to give the Series and CRMC at least thirty (30) days’ notice prior to adding as an underlying investment option to the Contracts (i) any additional Fund or (ii) any additional share class of a Fund that then serves as an underlying investment option for the Contracts; provided, however, that such additional share class is already covered by the terms of the Agreement.”

3.                                      The first sentence of the second paragraph of Section 1.c. is deleted in its entirety and replaced with the following sentence:

“The Insurance Company, directly or through subcontractors (including a designated affiliate), shall provide the certain services described in this Agreement in respect of Separate Accounts holding Class 1 and Class 2 shares on behalf of AFD, Transfer Agent and the Funds in connection with the sale and servicing of the Contracts.”

4.                                      Exhibit B is deleted in its entirety.

5.                                      Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of October 1, 2019.

PROTECTIVE LIFE INSURANCE COMPANY
for itself and on behalf of the Separate Accounts

By:	/s/Wade Harrison
Name: Wade Harrison
Title: SVP Chief Product Actuary

AMERICAN FUNDS DISTRIBUTORS, INC.

By:	/s/Timothy McHale
Name: Timothy McHale
Title: Secretary

AMERICAN FUNDS INSURANCE SERIES

By:	/s/Steven Koszalka
Name: Steven Koszalka
Title: Secretary

AMERICAN FUNDS SERVICE COMPANY

By:	/s/Angela Mitchell
Name: Angela Mitchell
Title: Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:	/s/Michael J. Tiessl
Name: Michael J. Triessl
Title: Senior Vice President